Careview Communications, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: CRVW
October 13, 2015	TRADED: OTCQB

CareView Communications Announces $20 Million Drawdown

under its Credit Agreement with PDL BioPharma

LEWISVILLE, Texas -- CareView Communications, Inc. ("CareView" or the "Company") (OTCQB: CRVW), an information technology provider to the healthcare industry focused on patient care monitoring, announced today that it has drawn down $20 million under its existing credit agreement with PDL BioPharma, Inc. ("PDL") (NASDAQ: PDLI) and, in connection with such drawdown, entered into an amendment to the credit agreement. PDL manages a portfolio of patents and royalty assets and seeks to provide non-dilutive growth capital and financing solutions to late stage public and private healthcare companies.

Under the existing credit agreement, PDL will provide CareView with up to $40 million of debt financing in two tranches of $20 million, based upon the achievement of specified milestones. Each tranche has a five year maturity. The amendment to the credit agreement modified the milestones for the first tranche such that CareView was able to access this tranche. Immediately following the execution of the amendment, the Company drew down from PDL $20 million of the total $40 million potentially available to it under the credit agreement. PDL will receive interest on the principal amount outstanding and holds a security interest in substantially all of CareView's assets. As part of the drawdown and amendment to the credit agreement, the warrant to purchase approximately 4.4 million shares of common stock of CareView that PDL previously received in connection with the original execution of the credit agreement was amended to reduce the exercise price of such warrant to $0.40 per share from $0.45 per share.

"We are pleased to continue our collaboration with PDL and look forward to sharing the success related to the growth we are experiencing. This drawdown provides us with significant non-dilutive financing as we seek to continue our growth," stated Steve Johnson, chief executive officer of CareView. "We have installed or are installing CareView Systems® in eight of the top 10 largest for-profit hospital companies in the U.S. and are making similar progress in the non-profit hospital arena. At the time of the PDL drawdown, CareView had over 9,000 beds installed."

"CareView’s subscription business model with hospitals is a cost-effective approach to reducing accidental falls, and the fact that many of the top hospitals in the U.S. have become customers of CareView speaks volumes. We look forward to CareView’s continued growth and our continued collaboration with them," stated John McLaughlin, president and chief executive officer of PDL.

About CareView Communications, Inc.

CareView's mission is to be the leading provider of products and on-demand application services for the healthcare industry by specializing in bedside video monitoring, archiving and patient care documentation systems and patient entertainment services. Through the use of telecommunications technology and the Internet, our products and on-demand services will greatly increase the access to quality medical care and education for both consumers and healthcare professionals. We offer the next generation of patient care through our unique data and patient monitoring system that connects patients, families and healthcare professionals (the "CareView System®"). Our proprietary, high-speed data network system may be deployed throughout a healthcare facility to provide the facility with recurring revenue and infrastructure for future applications. Real-time bedside and point-of-care video monitoring and recording improve efficiency while limiting liability, and entertainment packages and patient education enhance the patient’s quality of stay. Through continued investment in patient care technology, we are helping hospitals and assisted living facilities build a safe, high quality healthcare delivery system that best serves the patient, while striving for the highest level of patient satisfaction and comfort. CareView is dedicated to working with all types of hospitals, nursing homes, adult living centers and selected outpatient care facilities domestically and internationally. More information about the Company and its products and services is available on the Company’s website at www.care-view.com.

Forward-looking Statements

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of CareView Communications, Inc. Certain statements in this release are "forward looking statements" within the meaning of the federal securities laws, including statements regarding future events and developments, our future financial and operational performance, and management’s expectations, beliefs, plans, estimates or projections relating to the future. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," "potentially," variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects, the Company’s continued access to capital and other risks and uncertainties set forth in filings made by the Company with the Securities and Exchange Commission. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

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Contact:

CareView Communications, Inc.

Steven Johnson, 972-943-6050

President and Chief Executive Officer